Exhibit 99.1

B. Riley Financial Announces Final Results of Cash Tender Offer for National Holdings Corporation

LOS ANGELES, February 25, 2021 — B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley”) today announced the successful completion and final results for the cash tender offer (“Offer”) to purchase all the issued and outstanding shares of National Holdings Corporation (NASDAQ: NHLD) (“National”) common stock (“Shares”) not currently owned by B. Riley and its subsidiaries. The tender offer expired as scheduled at 12:00 midnight, New York City time, at the end of the day on February 24, 2021 and was not extended. B. Riley expects to complete the acquisition of National as soon as practicable through a merger under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”).

Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), has advised that, as of the expiration of the Offer, the total number of Shares tendered and not validly withdrawn was 5,364,675 for an aggregate purchase price of approximately $17.4 million. This represents approximately 39% of National’s outstanding Shares and a sufficient number of Shares such that the minimum tender condition to the Offer was satisfied. Additionally, the Depositary has advised that an additional 60,060 Shares had been tendered by notice of guaranteed delivery, representing less than 1% of National’s Shares. B. Riley has accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer. Under the terms of the Offer, Shares validly tendered other than by notice of guaranteed delivery and not validly withdrawn will be paid for on the initial settlement date, which is expected to be today, February 25, 2021.

The Offer was made pursuant to the Agreement and Plan of Merger entered into among B. Riley, its subsidiary, and National, dated January 10, 2021, and upon the terms and conditions set forth in the Offer to Purchase, dated January 27, 2021, and in the related Letter of Transmittal.

As a result of the merger, National will become a wholly owned subsidiary of B. Riley. At the effective time of the merger, each Share then outstanding (other than Shares that are held by B. Riley or its subsidiaries, National or its subsidiaries, or the stockholders of National who have properly demanded appraisal rights pursuant to Section 262 of the DGCL) will be converted into the right to receive $3.25 per Share in cash, without interest, less any applicable withholding taxes, the same consideration received by stockholders who tendered their shares pursuant to the Offer. Following the completion of the merger, the Shares will be delisted and will cease to trade on the Nasdaq Capital Market.

Innisfree M&A Incorporated is serving as the information agent. Requests for documents may be directed to Innisfree by telephone at (212) 750-5833 (banks and brokers) or (888) 750-5834.

This press release is provided for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any securities, and it is not a substitute for the Offer materials that B. Riley and National have filed with the Securities and Exchange Commission (“SEC”). B. Riley has filed a tender offer statement on Schedule TO with the SEC containing the Offer to Purchase, the Letter of Transmittal, and other materials relating to the Offer. National has filed a solicitation/recommendation statement on Schedule 14D-9 and B. Riley and National have jointly filed a transaction statement satisfying the requirements of Schedule 13E-3 with the SEC with respect to the Offer. Those documents as well as B. Riley’s other public filings may be obtained free of charge at the SEC's website at www.sec.gov and B. Riley's investor relations website at ir.brileyfin.com.

B. Riley Financial, Inc. |  www.brileyfin.com |  NASDAQ: RILY

About National Holdings Corporation

National Holdings Corporation (NASDAQ: NHLD) is a full-service investment banking and asset management firm that, through its affiliates, provides a range of services, including independent and employee-managed retail brokerage and advisory services, investment banking, institutional sales and trading, equity research, financial planning, market-making, tax preparation and insurance to corporations, institutions, high net-worth and retail investors. With over 1,000 advisors, registered representatives, traders, sales associates and corporate staff, National operates through various subsidiaries including National Securities Corporation, National Asset Management, Inc., National Insurance Corporation, National Tax and Financial Services, Inc. (formerly Gilman Ciocia, Inc.), GC Capital Corporation, the Winslow, Evans & Crocker entities and the United Advisors entities. Formed as a holding company in 1996, National’s largest subsidiary, National Securities Corporation, has been in business since 1947. National is headquartered in New York and Florida. For more information, visit www.yournational.com.

About B. Riley Financial

B. Riley Financial (NASDAQ: RILY) provides collaborative financial services solutions tailored to fit the capital raising, business, operational, and financial advisory needs of its clients and partners. B. Riley operates through several subsidiaries that offer a diverse range of complementary end-to-end capabilities spanning investment banking and institutional brokerage, private wealth and investment management, financial consulting, corporate restructuring, operations management, risk and compliance, due diligence, forensic accounting, litigation support, appraisal and valuation, auction and liquidation services. Certain registered affiliates of B. Riley originate and underwrite senior secured loans for asset-rich companies. B. Riley also makes proprietary investments in companies and assets with attractive return profiles. For the latest news and developments, follow B. Riley on Twitter @BRileyFinancial and LinkedIn. For more information, visit www.brileyfin.com.

B. Riley refers to B. Riley Financial and/or one or more of its subsidiaries or affiliates. For more information about B. Riley’s affiliated companies, visit www.brileyfin.com/platform.

Contacts
Investors	Media
Mike Frank for B. Riley	Jo Anne McCusker for B. Riley
ir@brileyfin.com	jmccusker@brileyfin.com
(212) 409-2424	(646) 885-5425

National Holdings	Chelsea Saffran for National
ir@yournational.com	ir@yournational.com
(212) 417-3638	(212) 417-3638

Source: B. Riley Financial, Inc.; National Holdings Corp.

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B. Riley Financial, Inc. |  www.brileyfin.com |  NASDAQ: RILY